Exhibit 99.1

FOR IMMEDIATE RELEASE: March 2, 2018	Stanley Furniture Company, Inc. Investor Contact: Anita W. Wimmer (336) 884-7698

STANLEY FURNITURE ANNOUNCES CLOSING OF

SALE OF SUBSTANTIALLY ALL OF ITS ASSETS

High Point, North Carolina, March 2, 2018/GLOBE NEWSWIRE/ – Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) announced today that on March 2, 2018, its stockholders approved the previously announced sale of substantially all of its assets to Churchill Downs LLC (“Buyer”), and the Company consummated the sale transaction pursuant to the terms of the asset purchase agreement dated November 20, 2017, as amended on January 22, 2018. The purchase price consisted of approximately $10.8 million in cash, a subordinated promissory note in the principal amount of approximately $7.4 million, and a 5% equity interest in Buyer’s post-closing ultimate parent company. The Buyer also assumed substantially all the Company’s liabilities. The Company retained certain assets, including cash of approximately $0.8 million (approximately $0.6 million of which is restricted cash), net operating loss carryforwards, and any remaining payments under the Continued Dumping and Subsidy Offset Act. The Company used cash proceeds from the asset sale of approximately $1.3 million to pay the outstanding balance under its credit agreement with Wells Fargo and estimates additional transaction costs for the asset sale of approximately $2.7 million. In connection with the asset sale and consistent with the terms of the asset purchase agreement, the Company is changing its name to HG Holdings, Inc.

As previously announced, the Company does not intend to liquidate following the closing of the transaction. The Company’s board of directors will evaluate alternatives for use of the cash consideration, which are expected to include using a portion of the cash to either repurchase Company common stock or pay a special dividend to stockholders and also using a portion of the cash to acquire non-furniture related assets that will allow the Company to potentially derive a benefit from its net operating loss carryforwards.

Steven A. Hale II, Chairman of the Board, stated, “We’re pleased to close this transaction and thank the many people who contributed to its successful completion. The Company will now be able to focus solely on evaluating alternatives for deploying its cash and potentially deriving a benefit from the Company’s net operating loss carryforwards. We look forward to this next chapter in the Company’s history.”

About the Company

Stanley Furniture Company, Inc. formerly operated as a leading design, marketing and overseas sourcing resource in the upscale segment of the wood residential furniture market. After the sale of substantially all of its assets on March 2, 2018, the Company is changing its name to HG Holdings, Inc. and will evaluate alternatives for use of its cash. The Company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “could,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include the costs associated with litigation relating to the asset sale transaction, the occurrence of events that negatively impact the Company’s liquidity in such a way as to limit or eliminate the Company’s ability to use proceeds from the transaction to fund a repurchase program or pay a special dividend, or an inability on the part of the Company to identify a suitable business to acquire or develop with the proceeds of the transaction, as well as the other risks and uncertainties identified in filings by the Company with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement speaks only as of the date of this news release and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.